Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated September 2, 2022, except for Note 26, as to which the date is December 23, 2022 relating to the consolidated financial statements of Ideanomics, Inc. and Subsidiaries as of and for the year ended December 31, 2021. Our opinion includes an explanatory paragraph as to Ideanomics, Inc. and Subsidiaries’ ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ Grassi & Co., CPAs, P.C.

Grassi & Co., CPAs, P.C.

Jericho, New York

December 23, 2022